Exhibit 15.1

November 30, 2010

Lowe’s Companies, Inc.
Mooresville, North Carolina

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal periods ended October 29, 2010 and October 30, 2009, as indicated in our report dated November 30, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 29, 2010, is incorporated by reference in the following Registration Statements:

Description	Registration Statement Number

Form S-3
Lowe’s Stock Advantage Direct Stock Purchase Plan	333-155748
Debt Securities, Preferred Stock, Common Stock	333-161697

Form S-8
Lowe’s 401(k) Plan	33-29772
Lowe’s Companies, Inc. 1994 Incentive Plan	33-54499
Lowe’s Companies, Inc. 1997 Incentive Plan	333-34631
Lowe’s Companies, Inc. Directors’ Stock Option Plan	333-89471
Lowe’s Companies, Inc. 2001 Incentive Plan	333-73408
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031
Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone	333-143266

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

\s\ DELOITTE & TOUCHE LLP

Charlotte, North Carolina